EXHIBIT 99.1
EASE

MultiPlan Reports Fourth Quarter and Full Year 2022 Results
–Q4 2022 Revenues of $241.1 million, Net Loss of $650.1 million (including a $662.2 million impairment of goodwill and indefinite-lived intangible assets) and Adjusted EBITDA of $161.5 million
–Full Year 2022 Revenues of $1,079.7 million, Net Loss of $572.9 million (including a $662.2 million impairment of goodwill and indefinite-lived intangible assets) and Adjusted EBITDA of $768.7 million
–Full Year 2023 Revenues guidance of $925 million to $975 million and Adjusted EBITDA guidance of $600 million to $650 million
–Repurchased over $136 million face value of our 5.75% Notes in the open market, and the Board of Directors authorized share repurchase program of $100 million through December 31, 2023
NEW YORK, NY — February 28, 2023 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“As we close 2022, I’m proud of the progress MultiPlan has made, even as we withstood a period of softness in the second half of the year,” said Dale White, CEO of MultiPlan. “We continued to deliver critical value to stakeholders in the healthcare ecosystem by processing $155.2 billion in medical charges and identifying $22.3 billion in potential medical cost savings. And, we successfully navigated one of the most significant regulatory changes in the history of U.S. healthcare by helping our customers through the complexities of the new No Surprises Act.”

“Further, we have continued to take steps to strengthen our business,” added Mr. White. “We are pleased to announce that, since our last earnings call, we renewed a multi-year contract with another one of our larger customers. During the fourth quarter, we made progress on debt reduction, and with over $300 million of cash remaining on our balance sheet, we will continue to be opportunistic regarding capital allocation given market conditions. And importantly, we led our team through an extensive, forward-looking review of our service and product positioning, and enacted a concrete plan to reposition our business for growth in the coming years.”

Mr. White concluded, “The year 2023 will be a pivotal one for MultiPlan, as the steps we are taking to reposition the business will help us land on solid footing with greater visibility and resume growth in 2024 and beyond.”

Business and Financial Highlights
•Revenues of $241.1 million for Q4 2022, a decrease of 19.2% over Q4 2021 revenues of $298.3 million.
•Net loss of $650.1 million for Q4 2022, compared to net income of $24.9 million for Q4 2021. The net loss was principally due to an impairment charge of $662.2 million for goodwill and indefinite-lived intangibles recorded.
•Adjusted EBITDA of $161.5 million for Q4 2022, compared to $223.6 million for Q4 2021.
•Revenues of $1,079.7 million for full year 2022, a decrease of 3.4% over full year 2021 revenues of $1,117.6 million.

•Net loss for full year 2022 of $572.9 million compared to net income of $102.1 million for full year 2021. The net loss was principally due to an impairment charge of $662.2 million for goodwill and indefinite-lived intangibles recorded.
•Adjusted EBITDA of $768.7 million for full year 2022, compared to $838.3 million for full year 2021.
•Net cash provided by operating activities of $372.4 million for full year 2022, compared to $404.7 million for full year 2021.
•Free Cash Flow of $282.6 million for full year 2022, compared to $320.1 million for full year 2021.

•In the fourth quarter, the Company used $100 million of cash to repurchase $136 million face value of its 5.750% Senior Unsecured Notes. The Company ended the fourth quarter with $334 million of unrestricted cash and cash equivalents on the balance sheet.

•The Company processed $39.0 billion in medical charges during the fourth quarter 2022, identifying potential medical cost savings of approximately $5.4 billion. For the year ended December 31, 2022, the Company processed approximately $155.2 billion in medical charges and identified approximately $22.3 billion in potential medical cost savings compared to $144.2 billion medical charges and approximately $22.1 billion in potential medical cost savings for the year ended December 31, 2021.

•Based on the results of the annual impairment test in the fourth quarter of 2022, the estimated fair values of our goodwill and indefinite-lived assets were less than their carrying values and as a result impairment charges of $657.9 million for our goodwill and $4.3 million for our indefinite-lived intangibles were recorded.

The full year 2022 results reflect an estimated COVID-related revenue impact of $12-20 million and an estimated COVID-related Adjusted EBITDA impact of $8-16 million, as compared to an estimated COVID-related revenue impact of $40-50 million and an estimated COVID-related Adjusted EBITDA impact of $32-40 million for full year 2021. Given the de minimis net COVID impact in 2022, particularly in the second half of the year, the Company will discontinue disclosure of the net COVID-related revenue and adjusted EBITDA impacts going forward.

2023 Financial Guidance1,2

Financial Metric	Full Year 2023 Guidance
Revenues	$925 million to $975 million
Adjusted EBITDA[1]	$600 million to $650 million
Interest expense	$325 million to $340 million
Cash flow from operations[2]	$175 million to $215 million
Capital expenditures	$100 million to $115 million
Depreciation	$70 million to $75 million
Amortization of intangible assets	$335 million to $345 million
Effective tax rate	25% to 28%

The Company anticipates Q1 2023 revenues between $225 million and $240 million and Adjusted EBITDA between $145 million and $160 million.

Conference Call Information
The Company will host a conference call today, Tuesday, February 28, 2023 at 8:00 a.m. U.S. Eastern Time (ET) to discuss its financial results. Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will receive access details via email. Pre-registration may be completed at any time up to and following the call start time.

To pre-register, go to: https://www.netroadshow.com/events/login?show=26c1eac5&confId=46725

A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. Participants should join the webcast ten minutes prior to the start of the conference call. The earnings release and supplemental slide deck will also be available on this section of the Company’s website.
For those unable to listen to the live conference call, an audio replay will be available approximately two hours after the call through the archived webcast on the Investor Relations section of the Company’s website or by dialing (866) 813-9403 or (929) 458-6194. The replay access code is 726753.
About MultiPlan
MultiPlan is committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based and analytics-based services. MultiPlan is a trusted partner to over 700 healthcare payors in the commercial health, government and property and casualty markets. For more information, visit multiplan.com.

1 We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses (including expenses relating to the business combination), certain fair value measurements and costs related to the uncertainties caused by the global COVID-19 pandemic, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
2 Cash flow from operations guidance includes the impact of approximately $24 million in payments that MultiPlan anticipates making in connection with the settlement of our previously disclosed Delaware stockholder litigation. This amount is reflected as an accrued contingent liability on our balance sheet dated December 31, 2022.

Investor Relations Contact
Luke Montgomery, CFA
SVP, Finance & Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Shawna Gasik
AVP, Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Forward Looking Statements

This press release includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2023 outlook and guidance and the long-term prospects of the Company. Such forward-looking statements are based on available current market information and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that these forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include: the ongoing COVID-19 pandemic and its related effects on our results of operations, financial performance, liquidity or other financial metrics; loss of our customers, particularly our largest customers; trends in the U.S. healthcare system, including recent trends of unknown duration of reduction healthcare utilization and increased patient responsibility for services; inability to preserve or increase our existing market share or the size of our Preferred Provider Organization networks; effects of competition; effects of pricing pressure; the inability of our customers to pay for our services; decreases in discounts from providers; the loss of our existing relationships with providers; the loss of key members of our management team or inability to maintain sufficient qualified personnel; pressure to limit access to preferred provider networks; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to enter new lines of business and broaden the scope of our services; our ability to identify, complete and successfully integrate acquisitions; our ability to obtain additional financing; changes in our industry and in industry standards and technology; interruptions or security breaches of our information technology systems and other cybersecurity attacks; our ability to protect proprietary information, processes and applications; our ability to maintain the licenses or right of use for the software we use; our inability to expand our network infrastructure; changes in accounting principles or the incurrence of impairment charges; our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting; our ability to continue to attract, motivate and retain a large number of skilled employees, and adapt to the effects of inflationary pressure on wages; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; our ability to pay interest and principal on our notes and other indebtedness; lowering or withdrawal of our credit ratings; the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors; adverse outcomes related to litigation or governmental proceedings; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings; and other factors beyond our control.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022; and other documents filed or to be filed with the SEC by us. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial or operating performance under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net (loss) income, cash flows or any other measures of performance prepared in accordance with GAAP.

EBITDA represents net (loss) income before interest expense, interest income, income tax provision (benefit), depreciation, amortization of intangible assets, and non-income taxes. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below.

In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.

We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, all as disclosed in the Statements of Cash Flows. Unlevered Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, plus cash interest paid, all as disclosed in the Statements of Cash Flows. Free Cash Flow and Unlevered Free Cash Flow are measures of our operational performance used by management to evaluate our business after purchases of property and equipment and, in the case of Unlevered Free Cash Flow, prior to the impact of our capital structure. Free Cash Flow and Unlevered Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, MultiPlan’s definitions of Free Cash Flow and Unlevered Free Cash Flow are limited, in that they do not represent residual cash flows available for discretionary expenditures, due to the fact that the measures do not deduct the payments required for debt service, in the case of Unlevered Free Cash Flow, and other contractual obligations or payments made for business acquisitions.

Adjusted cash conversion ratio is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA. MultiPlan believes that the presentation of the Adjusted cash conversion ratio provides useful information to investors because it is an financial performance measure that shows how much of its Adjusted EBITDA MultiPlan converts into Unlevered Free Cash Flow.

MULTIPLAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$334,046	$185,328
Restricted cash	6,513	3,051
Trade accounts receivable, net	78,907	99,905
Prepaid expenses	22,244	24,910
Prepaid taxes	1,351	5,064
Other current assets, net	3,676	999
Total current assets	446,737	319,257
Property and equipment, net	232,835	213,238
Operating lease right-of-use assets	24,237	30,104
Goodwill	3,705,199	4,363,070
Other intangibles, net	2,940,201	3,285,037
Other assets, net	21,895	9,701
Total assets	$7,371,104	$8,220,407
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,295	$13,005
Accrued interest	57,982	55,685
Operating lease obligation, short-term	6,363	6,883
Current portion of long-term debt	13,250	13,250
Accrued compensation	34,568	25,419
Accrued legal settlements	33,923	9,646
Other accrued expenses	16,463	18,020
Total current liabilities	175,844	141,908
Long-term debt	4,741,856	4,879,144
Operating lease obligation, long-term	20,894	26,725
Private Placement Warrants and Unvested Founder Shares	2,442	74,000
Deferred income taxes	639,498	753,825
Other liabilities	28	135
Total liabilities	5,580,562	5,875,737
Commitments and contingencies (Note 13)
Shareholders’ equity:
Shareholder interests
Preferred stock, par value — shares authorized; shares issued	—	—
Common stock, par value — shares authorized; and issued; and shares outstanding	67	67
Additional paid-in capital	2,330,444	2,311,660
Retained (deficit) earnings	(347,800)	225,112
Treasury stock — and shares	(192,169)	(192,169)
Total shareholders’ equity	1,790,542	2,344,670
Total liabilities and shareholders’ equity	$7,371,104	$8,220,407

MULTIPLAN CORPORATION

Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2022	2021	2020
Revenues	$1,079,716	$1,117,602	$937,763
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	204,098	175,292	318,675
General and administrative expenses	166,837	151,095	355,635
Depreciation	68,756	64,885	60,577
Amortization of intangible assets	340,536	340,210	334,697
Loss on impairment of goodwill and intangible assets	662,221	—	—
Total expenses	1,442,448	731,482	1,069,584
Operating (loss) income	(362,732)	386,120	(131,821)
Interest expense	303,401	267,475	335,638
Interest income	(3,500)	(30)	(288)
(Gain) loss on extinguishment of debt	(34,551)	15,843	102,993
(Gain) loss on investments	(289)	(25)	12,165
Gain on change in fair value of Private Placement Warrants and Unvested Founder Shares	(67,050)	(32,596)	(35,422)
Net (loss) income before taxes	(560,743)	135,453	(546,907)
Provision (benefit) for income taxes	12,169	33,373	(26,343)
Net (loss) income	$(572,912)	$102,080	$(520,564)

Weighted average shares outstanding – Basic	638,925,689	651,006,567	470,785,192
Weighted average shares outstanding – Diluted	638,925,689	651,525,791	470,785,192

Net (loss) income per share – Basic	$(0.90)	$0.16	$(1.11)
Net (loss) income per share – Diluted	$(0.90)	$0.16	$(1.11)

Comprehensive (loss) income	$(572,912)	$102,080	$(520,564)

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2022	2021	2020
Operating activities:
Net (loss) income	$(572,912)	$102,080	$(520,564)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	68,756	64,885	60,577
Amortization of intangible assets	340,536	340,210	334,697
Amortization of the right-of-use asset	6,367	6,963	8,405
Loss on impairment of goodwill and intangible assets	662,221	—	—
Stock-based compensation	16,739	18,010	406,054
Deferred income taxes	(114,378)	(81,929)	(45,041)
Non-cash interest costs	10,539	12,259	22,888
Loss (gain) on extinguishment of debt	(34,551)	15,843	102,993
(Gain) Loss on equity investments	(289)	—	12,165
Loss on disposal of property and equipment	1,051	2,991	610
Change in fair value of Private Placement Warrants and Unvested Founder Shares	(67,050)	(32,596)	(35,422)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable, net	20,998	(33,826)	14,758
Prepaid expenses and other assets	2,795	(6,952)	(7,480)
Prepaid taxes	3,713	(5,064)	2,130
Operating lease obligation	(6,520)	(5,900)	(8,461)
Accounts payable and accrued expenses and other	34,349	7,713	29,065
Net cash provided by operating activities	372,364	404,687	377,374
Investing activities:
Purchases of property and equipment	(89,735)	(84,590)	(70,813)
Proceeds from sale of investment	289	5,641	—
Purchase of equity investments	(15,000)	—	—
HST Acquisition, net of cash acquired	—	246	(140,032)
DHP Acquisition, net of cash acquired	—	(149,676)	—
Net cash used in investing activities	(104,446)	(228,379)	(210,845)
Financing activities:
Repayments of Term Loan G	—	(2,341,000)	(369,000)
Extinguishment of Notes	—	—	(1,615,583)
Extinguishment of Senior PIK Notes	—	—	(1,202,302)
Issuance of Senior Convertible PIK Notes	—	—	1,267,500
Repurchase of Notes	(99,999)	—	—
Issuance of Notes	—	—	1,300,000
Repayments of Term Loan B	(13,250)	(3,313)	—
Issuance of Term Loan B	—	1,298,930	—
Issuance of Senior Secured Notes	—	1,034,520	—
Taxes paid on settlement of vested share awards	(2,463)	(3,789)	—
Borrowings on revolving credit facility	—	—	98,000
Repayment of revolving credit facility	—	—	(98,000)
Effect of the Transactions	—	—	682,408

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows Continued
(in thousands)

	Years Ended December 31,
	2022	2021	2020
Purchase of treasury stock	—	(100,000)	(101,123)
Payment of debt issuance costs	—	—	(23,489)
Borrowings on finance leases, net	(26)	(32)	(10)
Net cash used in financing activities	(115,738)	(114,684)	(61,599)
Net increase in cash, cash equivalents and restricted cash	152,180	61,624	104,930
Cash, cash equivalents and restricted cash at beginning of period	188,379	126,755	21,825
Cash, cash equivalents and restricted cash at end of period	$340,559	$188,379	$126,755

Cash and cash equivalents	$334,046	$185,328	$126,755
Restricted cash	6,513	3,051	—
Cash, cash equivalents and restricted cash at end of period	$340,559	$188,379	$126,755

Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$4,784	$5,930	$4,334
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$3,631	$6,880	$10,210
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(289,766)	$(231,049)	$(312,349)
Income taxes, net of refunds	$(124,082)	$(131,517)	$(3,917)

MULTIPLAN CORPORATION
Calculation of EBITDA and Adjusted EBITDA
(in thousands)

	Year Ended December 31,
	2022	2021	2020

Net (loss) income	$(572,912)	$102,080	$(520,564)
Adjustments:
Interest expense	303,401	267,475	335,638
Interest income	(3,500)	(30)	(288)
Income tax provision (benefit)	12,169	33,373	(26,343)
Depreciation	68,756	64,885	60,577
Amortization of intangible assets	340,536	340,210	334,697
Non-income taxes	1,653	1,698	3,221
EBITDA	$150,103	$809,691	$186,938
Adjustments:
Other expenses, net (1)	4,477	8,295	1,095
Integration expenses	4,055	9,460	801
Change in fair value of Private Placement Warrants and Unvested Founder Shares	(67,050)	(32,596)	(35,422)
Transaction-related expenses	34,693	9,647	31,689
(Gain) loss on investments	(289)	(25)	12,165
(Gain) loss on extinguishment of debt	(34,551)	15,843	102,993
Loss on impairment of goodwill and intangible assets	662,221	—	—
Stock-based compensation	15,083	18,010	406,054
Adjusted EBITDA	$768,742	$838,325	$706,313
(1)"Other expenses, net" represents miscellaneous non-recurring income, miscellaneous non-recurring expenses, gain or loss on disposal of assets, impairment of other assets, gain or loss on disposal of leases, tax penalties, and non-integration related severance costs.

Calculation of Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio
(in thousands)

	Year Ended December 31,
	2022	2021	2020

Net cash provided by operating activities	$372,364	$404,687	$377,374
Purchases of property and equipment	(89,735)	(84,590)	(70,813)
Free Cash Flow	282,629	320,097	306,561
Interest paid	289,766	231,049	312,349
Unlevered Free Cash Flow	$572,395	$551,146	$618,910

Adjusted EBITDA	$768,742	$838,325	$706,313
Adjusted Cash Conversion Ratio	74%	66%	88%

Net cash used in investing activities	$(104,446)	$(228,379)	$(210,845)
Net cash used in financing activities	$(115,738)	$(114,684)	$(61,599)